INDEPENDENT AUDITORS' REPORT

To the Trustees of the LKCM Funds:

In planning and performing our audits of the financial statements of the LKCM Funds (including the LKCM Small Cap Equity Fund, the LKCM Equity Fund, the LKCM Balanced Fund, the LKCM Fixed Income Fund, and the LKCM International Fund) for the year ended December 31, 1998 (on which we have issued our report dated February 12, 1999), we considered their internal controls, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the LKCM Funds' internal control.

The management of the LKCM Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the LKCM Funds' internal controls would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the LKCM Funds' internal controls and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management, the Board of Trustees of the LKCM Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



February 12, 1999